Allstate Life Insurance Company
2775 Sanders Road, Suite A2E Northbrook, IL 60062
Phone 847.402.9365  Fax 847.326.7223
Email AFONTANA@allstate.com

Angela K. Fontana
Vice President, Secretary
and General Counsel
Insurance Operations

August 7, 2017

To:	Allstate Life Insurance Company
Northbrook, IL 60062

From:	Angela K. Fontana
Vice President, Secretary and General Counsel

Re:	Form S-3 Registration Statement Under the Securities Act of 1933
File No. 333-
The Scheduled Annuity Manager

With reference to the Form S-3 Registration Statement filed by Allstate Life Insurance Company (the “Company”) with the Securities and Exchange Commission covering the Flexible Premium Deferred Annuity Contracts, known as The Scheduled Annuity Manager (the “Contracts”) described therein, I have examined such documents and such law as I have considered necessary and appropriate, and on the basis of such examination, it is my opinion that as of August 7, 2017:

1)
The Company is duly organized and existing under the laws of the State of Illinois and has been duly authorized to do business and to issue the Contracts by the Director of Insurance of the State of Illinois.

2)	The securities registered by the above Registration Statement when issued will be valid, legal and binding obligations of the Company.

I hereby consent to the filing of this opinion as an exhibit to the above referenced Registration Statement and to the use of my name under the caption “Legal Matters” in the prospectus constituting part of the Registration Statement.

Sincerely,

/s/ ANGELA K. FONTANA
-----------------------------------------
Angela K. Fontana
Vice President, Secretary and General Counsel